As filed with the Securities and Exchange Commission on September 28, 2006

Registration No. 333-129765

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Storm Cat Energy Corporation

(Exact name of registrant as specified in its charter)

British Columbia, Canada	06-1762942
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1125 17th Street, Suite 2310 Denver, Colorado	80202
(Address of Principal Executive Offices)	(Zip Code)

Storm Cat Energy Corporation Amended and Restated Share Option Plan

(Full title of the plan)

Copy to:
J. Scott Zimmerman	George A. Hagerty, Esq.
President and Chief Executive Officer	Richard J. Mattera, Esq.
Storm Cat Energy Corporation	Hogan & Hartson L.L.P.
1125 17th Street, Suite 2310	One Tabor Center, Suite 1500
Denver, Colorado 80202	1200 Seventeenth Street
(303) 991-5070	Denver, Colorado 80202
(303) 899-7300

(Name, address and telephone number, including area code, of agent for service)

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 to Form S-8 Registration Statement relates to the Registration Statement on Form S-8 (File No. 333-129765) (the “Registration Statement”) of Storm Cat Energy Corporation (the “Company”) pertaining to 7,000,000 of the Company’s common shares, without par value (the “Common Shares”), which was filed with the Securities and Exchange Commission (the “Commission”) and became effective on November 17, 2005.  The Registration Statement registered 7,000,000 of the Company’s Common Shares for sale pursuant to the Company’s Amended and Restated Share Option Plan (the “Old Share Option Plan”).

On June 29, 2006, the Company’s under the New Share Option Plan shareholders adopted both a Restricted Share Unit Plan (the “Restricted Share Plan”) and an Amended and Restated Share Option Plan (the “New Share Option Plan” and together with the Restricted Share Plan, the “Plans”) to, among other things, increase the number of Common Shares reserved for issuance under the Old Share Option Plan from 7,000,000 Common Shares to a maximum number of 10,000,000 Common Shares under the New Share Option Plan, less the aggregate number of Common Shares that are, from time to time, subject to issuance under any other share compensation arrangement of the Company, including the Restricted Share Plan.  As a result of the shareholder approval of the Plans, the offering of unsold securities pursuant to the Registration Statement has been terminated and Common Shares issuable pursuant to the Plans will be registered with the Commission on a new registration statement filed on Form S-8.

In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes 6,044,998 Common Shares from registration under the Registration Statement, which includes Common Shares reserved for future option grants and each outstanding, unexercised and unexpired option issued under the Old Share Option Plan as of September 28, 2006.  No Common Shares underlying options have been cancelled or forfeited since September 28, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on this 28th day of September, 2006.

STORM CAT ENERGY CORPORATION

By:	/s/ J. Scott Zimmerman
	Name:	J. Scott Zimmerman
	Title:	President and
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Scott Zimmerman and Paul Wiesner, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign, execute and file with the Commission (or any other governmental or regulatory authority), for us and in our names in the capacities indicated below, this registration statement on Form S-8 (including all amendments thereto) with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and to perform each and every act and thing necessary or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ J. Scott Zimmerman	President and Chief Executive officer	SEPTEMBER 28, 2006
J. Scott Zimmerman	(Principal Executive Officer)

/s/ Paul Wiesner	Chief Financial Officer (Principal Financial	SEPTEMBER 28, 2006
Paul Wiesner	and Accounting Officer)

/s/ Robert J. Clark	Director	SEPTEMBER 28, 2006
Robert J. Clark

/s/ Michael O’Byrne	Director	SEPTEMBER 28, 2006
Michael O’Byrne

/s/ Robert Penner	Director	SEPTEMBER 28, 2006
Robert Penner

/s/ Jon Whitney	Director	SEPTEMBER 28, 2006
Jon Whitney

/s/ Michael Wozniak	Director	SEPTEMBER 28, 2006
Michael Wozniak